SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

                             PURSUANT TO RULE 13d-2

                               (Amendment No.1)*

                           Salix Pharmaceuticals Ltd.
                                (Name of Issuer)

                    Common Stock, $.001 Par Value Per Share
                         (Title of Class of Securities)


                                   795435106
                                 (CUSIP Number)


                               December 31, 2011
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                           (Page 1 of 20 Pages)
---------------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.795435106                13G                Page 2 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Management, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         2,633,692
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     2,633,692
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  2,633,692
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  4.45%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 3 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                 HealthCor Associates, LLC
--------------------------------------------------------------------------------
        (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         2,633,692
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     2,633,692
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  2,633,692
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)            [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             4.45%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 4 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                 HealthCor Offshore Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         1,798,341
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     1,798,341
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  1,798,341
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  3.04%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 5 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                 HealthCor Offshore GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         1,798,341
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     1,798,341
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  1,798,341
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  3.04%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 6 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Hybrid Offshore Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         109,263
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     109,263
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  109,263
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  0.18%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 7 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Hybrid Offshore GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         109,263
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     109,263
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  109,263
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  0.18%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 8 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Group, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         2,633,692
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     2,633,692
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,633,692
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             4.45%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 9 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Capital, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         706,288
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     706,288
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  706,288
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  1.19%
--------------------------------------------------------------------------------
        (12)       TYPE OF REPORTING PERSON (see instructions)
             PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 10 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                 HealthCor, L.P.


--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]

                                                                  (b)  [ ]

--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         706,288
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     706,288
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  706,288
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  1.19%
--------------------------------------------------------------------------------
        (12)       TYPE OF REPORTING PERSON (see instructions)
             PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 11 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                 Arthur Cohen

--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         2,633,692
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     2,633,692
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,633,692
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             4.45%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 12 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                 Joseph Healey
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         2,633,692
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     2,633,692
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,633,692
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             4.45%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 13 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                 HealthCor Long Offshore Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         19,800
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     19,800
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  19,800
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  0.03%
--------------------------------------------------------------------------------
        (12)       TYPE OF REPORTING PERSON (see instructions)
             PN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 14 of 20 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                 HealthCor Long Master GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER
                     0
NUMBER OF      -----------------------------------------------------------------
SHARES         (6)   SHARED VOTING POWER
BENEFICIALLY         19,800
OWNED BY       -----------------------------------------------------------------
EACH           (7)   SOLE DISPOSITIVE POWER
REPORTING            0
PERSON WITH    -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER
                     19,800
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                  19,800
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                  0.03%
--------------------------------------------------------------------------------
        (12)       TYPE OF REPORTING PERSON (see instructions)
             OO - limited company
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 795435106                13G                 Page 15 of 20 Pages
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:
                    Salix Pharmaceuticals Ltd.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               8510 Colonnade Center Drive, Raleigh, NC 27615

Item 2(a, b, c).     Name of Person Filing:

                        (i) HealthCor Management, L.P., a Delaware limited
                  partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

                        (ii) HealthCor Associates, LLC, a Delaware limited
                  liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

                        (iii) HealthCor Offshore Master Fund, L.P., a Cayman
                  Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

                        (iv) HealthCor Offshore GP, LLC, a Delaware limited
                  liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

                        (v) HealthCor Hybrid Offshore Master Fund, L.P., a
                  Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

                        (vi) HealthCor Hybrid Offshore GP, LLC, a Delaware
                  limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

                        (vii) HealthCor Group, LLC, a Delaware limited liability
                  company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

                        (viii) HealthCor Capital, L.P., a Delaware limited
                  partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

                        (ix) HealthCor, L.P., a Delaware limited partnership,
                  Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

--------------------------------------------------------------------------------
CUSIP No. 795435106                13G                 Page 16 of 20 Pages
--------------------------------------------------------------------------------

                        (x) Joseph Healey, Carnegie Hall Tower, 152 West 57th
                  Street, 43rd Floor, New York, New York 10019;

                        (xi) Arthur Cohen, 12 South Main Street, #203 Norwalk,
                  Ct 06854;

                        (xii) HealthCor Long Offshore Master Fund, L.P., a
                  Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019; and

                        (xiii) HealthCor Long Master GP, LLC., a Delaware
                  limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019.

                        Both Mr. Healey and Mr. Cohen are United States
                  citizens.

                        The persons at (i) through (xiii) above are collectively
                  referred to herein as the "Reporting Persons".

Item 2(d).  Title of Class of Securities: Common Stock, $.001 Par Value Per
                 Share(the "Common Stock")

Item 2(e).  CUSIP Number:  795435106

Item 3.     Not applicable.

Item 4.     Ownership.

            The information required by Items 4(a) - (c) is set forth in Rows 5
            - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

            Collectively, HealthCor, L.P., HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P., and HealthCor Long Offshore Master Fund, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 2,633,692 shares of the Common Stock of the Issuer.

            HealthCor Offshore GP, LLC is the general partner of HealthCor

            Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.

            HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.

--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 17 of 20 Pages
--------------------------------------------------------------------------------

            HealthCor Long Master GP, LLC is the general partner of HealthCor Long Offshore Master Fund, L.P. Accordingly, HealthCor Long

            Master GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Long Master GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P.

            By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

            HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P.

            As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

            Each of the Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock in excess of their actual pecuniary interest therein.

Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

                 See Exhibit I.

--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 18 of 20 Pages
--------------------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.  Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Acquisition Statement, dated as of February 9, 2012.

--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 19 of 20 Pages
--------------------------------------------------------------------------------

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 9, 2012

                 HEALTHCOR MANAGEMENT, L.P.

                 By: HealthCor Associates, LLC, its general partner

                      By: /s/ John H. Coghlin
                      -------------------------------------
                      Name: John H. Coghlin
                              Title: General Counsel

                 HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

                                By: HealthCor Group, LLC, its general partner

                                By: /s/ John H. Coghlin
                                -------------------------------------
                                Name: John H. Coghlin
                                Title: General Counsel

                  HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

                                By: HealthCor Group, LLC, its general partner

                                By: /s/ John H. Coghlin

                                -------------------------------------
                                Name:  John H. Coghlin
                                Title:  General Counsel

                  HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

                                By: HealthCor Group, LLC, its general partner

                                By: /s/ John H. Coghlin

                                -------------------------------------
                                Name:  John H. Coghlin
                                Title:  General Counsel

--------------------------------------------------------------------------------
CUSIP No. 795435106                    13G                   Page 20 of 20 Pages
--------------------------------------------------------------------------------


                  HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner of behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.

                                By: HealthCor Group, LLC, its general partner

                                By: /s/ John H. Coghlin

                                -------------------------------------
                                Name:  John H. Coghlin
                                Title:  General Counsel


                  HEALTHCOR ASSOCIATES, LLC

                                By: /s/ John H. Coghlin
                                -------------------------------------
                                Name: John H. Coghlin
                                Title: General Counsel

                  HEALTHCOR GROUP, LLC

                                By: /s/ John H. Coghlin
                                -------------------------------------
                                Name: John H. Coghlin
                                Title: General Counsel

                  JOSEPH HEALEY, Individually

                                /s/ Joseph Healey
                                -----------------------------------

                  ARTHUR COHEN, Individually

                                /s/ Arthur Cohen
                                -----------------------------------

                                      EXHIBIT 1

                JOINT ACQUISITION STATEMENT PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:   February 9, 2012

                 HEALTHCOR MANAGEMENT, L.P.

                                By: HealthCor Associates, LLC, its
                                    general partner

                                By: /s/ John H. Coghlin
                                -------------------------------------
                                Name: John H. Coghlin
                                Title: General Counsel

                 HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

                                By: HealthCor Group, LLC, its general partner

                                By: /s/ John H. Coghlin

                                -------------------------------------
                                Name: John H. Coghlin
                                Title: General Counsel

                 HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

                                By: HealthCor Group, LLC, its general partner

                                By: /s/ John H. Coghlin
                                -------------------------------------
                                Name:  John H. Coghlin
                                Title:  General Counsel

                 HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

                                By: HealthCor Group, LLC, its general partner

                                By: /s/ John H. Coghlin
                                -------------------------------------
                                Name:  John H. Coghlin
                                Title:  General Counsel

                 HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner of behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.

                                By: HealthCor Group, LLC, its general partner

                                By: /s/ John H. Coghlin

                                -------------------------------------
                                Name:  John H. Coghlin
                                Title:  General Counsel


                 HEALTHCOR ASSOCIATES, LLC

                                By: /s/ John H. Coghlin

                                -------------------------------------
                                Name: John H. Coghlin
                                Title: General Counsel

                 HEALTHCOR GROUP, LLC

                                By: /s/ John H. Coghlin

                                -------------------------------------
                                Name: John H. Coghlin
                                Title: General Counsel

                 JOSEPH HEALEY, Individually

                                /s/ Joseph Healey
                                -----------------------------------

                 ARTHUR COHEN, Individually

                                /s/ Arthur Cohen
                                -----------------------------------